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                                                                     EXHIBIT 5.1

                                    Honeywell
                                  P.O. Box 1057
                            Morristown, NJ 07962-1057


November 25, 2002

Honeywell International Inc.
101 Columbia Road
Morristown, NJ 07962

Ladies and Gentlemen:

I am Assistant General Counsel, Securities and Finance, of Honeywell International Inc., a Delaware corporation (the "Company"). This opinion is being rendered in connection with the issuance and sale from time to time in accordance with Rule 415 under the Securities Act of 1933 of up to an aggregate of 45,000,000 shares of common stock, par value $1.00 per share ("Common Stock") pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

As counsel for the Company, I have examined such documents, including the Registration Statement, the restated certificate of incorporation and by-laws of the Company and certain resolutions of the Board of Directors of the Company (the "Board") relating to the issuance of Common Stock (the "Resolutions"). I have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

Based on the foregoing, I am of the opinion that:


       (1) the Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware;

       (2) with respect to the shares of Common Stock to be contributed by the Company to the Honeywell International Inc. Master Retirement Trust, the Board has taken all necessary corporate action to approve the issuance of the shares of Common Stock and, when issued as provided in the Registration Statement, the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable; and

       (3) the 2,104,000 shares of Common Stock currently held by the Honeywell International Inc. Master Retirement Trust have been duly authorized, validly issued, fully paid and are nonassessable.



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My opinion expressed above is limited to the laws of the State of New Jersey, the Delaware General Corporation Law and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption "Legal Opinions". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,



/s/ Gail E. Lehman